Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-159008 November 18, 2009

Pricing Term Sheet

Fortune Brands, Inc.

$400,000,000 3.000% Notes due 2012

Issuer:	Fortune Brands, Inc.
Security:	Senior unsecured notes
Size:	$400,000,000
Maturity:	June 1, 2012
Coupon (Interest Rate):	3.000%
Interest Payment Dates:	June 1 and December 1, commencing June 1, 2010
Price to Public:	99.901%
Benchmark Treasury Yield:	0.741%
Spread to Benchmark Treasury:	+230 bps
Yield to Maturity:	3.041%
Benchmark Treasury:	1.000% due October 31, 2011
Make-whole Call:	At any time at a discount rate of Treasury plus 40 basis points
Trade Date:	November 18, 2009
Settlement Date:	November 23, 2009
CUSIP:	349631 AQ4
Anticipated Ratings:	Baa3, negative outlook (Moody’s Investors Service Inc.) BBB-, negative outlook (Standard & Poor’s Ratings Services) BBB-, negative outlook (Fitch Ratings)
Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities Inc.
Senior Co-Managers

Banc of America Securities LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

RBS Securities Inc.

Wells Fargo Securities, LLC

Co-Managers:

BBVA Securities Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Calyon Securities (USA) Inc.

HSBC Securities (USA) Inc.

PNC Capital Markets LLC

Rabo Securities USA Inc.

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting IDEA on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.